Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Alan Shuler
Vice President & Chief Financial Officer
MakeMusic! Inc.
(952) 906-3690
ashuler@makemusic.com
MAKEMUSIC, INC. ANNOUNCES THREE- AND TWELVE-MONTH RESULTS
Total Revenue Increased 10% in the Quarter
SmartMusic Subscription Revenue Increased 63% in the Year
Minneapolis – February 22, 2006 – MakeMusic, Inc. (Nasdaq: MMUS) today announced financial results for the period ended December 31, 2005. Net revenues for the three and twelve months ended December 31, 2005, were $3,288,000 and $11,817,000 compared to $2,980,000 and $11,240,000 in the prior year, respectively. The Company also announced net income of $63,000, or 2 cents per basic share and 1 cent per diluted share, for the quarter ended December 31, 2005 compared to a net loss of $320,000, or 9 cents per basic and diluted share, in the fourth quarter of 2004. For the twelve months ended December 31, 2005, net loss was $498,000, or 14 cents per basic and diluted share, compared to a net loss of $510,000, or 15 cents per basic and diluted share, for the comparable 2004 period.
The increase in net revenue during the fourth quarter and year was primarily due to the continued growth in SmartMusic® revenue. The modest year-to-date increase in notation revenue in 2005 is primarily due to an unusually strong revenue performance in 2004 because of the delayed release in the first quarter of 2004, of Finale® 2004 for Macintosh® OSX, which release ordinarily would have been in 2003. The Company estimates that this resulted in approximately $1 million in additional revenue in 2004. The Company began shipping Finale 2006 in July 2005, with exceptional new features and functionality that have resulted in a strong revenue performance in the last two quarters, overcoming the revenue gap realized in the first quarter of 2005 and producing a slight increase in revenue for the year as compared to 2004.
The SmartMusic subscription service continues to show growth and represents an increasing share of revenue. Subscription service revenues are recognized over the period of the subscription. SmartMusic subscription revenue was $339,000 in the quarter ended December 31, 2005, a 53% increase over subscription revenue of $222,000 in the quarter ended December 31, 2004. Subscription revenue was $1,168,000 in the twelve months ended December 31, 2005, a 63% increase over subscription revenue of $716,000 in the twelve months ended December 31, 2004. Total SmartMusic revenue, including accessories related to the SmartMusic product, increased by 53%, or $531,000, to $1,533,000 when comparing the twelve months ended December 31, 2005 and 2004.

MakeMusic, Inc. Three- and Twelve-Month Results
December 31, 2005

As of December 31, 2005, the Company had 45,600 active subscriptions, a 32% increase over December 31, 2004. As a result of new marketing initiatives to grow SmartMusic subscriptions even more aggressively than in the past, the Company has revamped its methodology of tracking subscriptions. The Company also introduced, in December 2005, a greatly simplified pricing structure to remove barriers that may have existed with the prior pricing scheme and increased the sponsored subscription rate to $25 per subscription. The Company also added the ability for partnerships and associations to sponsor members and their students with a specially priced SmartMusic subscription. The first of this type of relationship was announced in January with the International Association of Jazz Education (IAJE). Although the Company believes that these changes have the potential of producing a more rapid growth in annual subscriptions in the future, it makes comparisons to historical counts difficult. The Company believes that the total number of schools using SmartMusic and the total number of subscriptions overall are the most meaningful measurements to use.
Gross profit for the three- and twelve-month periods ended December 31, 2005, was $2,583,000, or 79% of sales, and $9,632,000, or 82% of sales, respectively, compared to $2,383,000, or 80% of sales, and $9,186,000, or 82% of sales, respectively, in the corresponding periods of 2004.
Operating expenses for the quarter were $2,521,000, a 7 percent decrease from $2,710,000 in the same period last year. Operating expenses for the first twelve months of 2005 were $10,161,000, an increase of $348,000 from the same period in 2004. Expenses for the twelve months of 2005 increased, as planned, as the Company increased its investments in product development, product promotion and product support to manage an expected increase in revenue as the year progressed. General and administrative expense decreased compared to 2004 primarily as a result of a restructuring of executives in late 2004 and finalization of amortization of certain intangibles related to the reverse merger with Net4Music. Operating expenses included non-cash depreciation and amortization of $120,000 and $1,050,000 for the three- and twelve-month periods ended December 31, 2005, respectively, and $438,000 and $1,574,000 for the three- and twelve-month periods in 2004, respectively.
Net cash provided by operating activities was $815,000 and $451,000 for the three and twelve months ended December 31, 2005, respectively. The total cash increased by $1,218,000 and $737,000 in the three and twelve months ended December 31, 2005, respectively, as a result of the net cash provided by operations and warrant and option exercises, mainly in the fourth quarter. MakeMusic believes that positive operating cash flow is likely on an annual basis going forward but, due to seasonality in notation revenue, the Company may not achieve positive operating cash flow in each quarter.

“We achieved positive growth in 2005 as a result of record revenue for the 2006 version of Finale and solid growth in our SmartMusic subscription base,” said Bill Wolff, chairman and chief executive officer. “Our new marketing focus has contributed to our second consecutive quarter of profitability. As we look forward, we believe that the introduction of additional SmartMusic content, features and services will allow us to significantly increase the rate of subscription growth. As teachers use SmartMusic more and more to give assignments, they need a tool to efficiently deliver those assignments and manage the resulting student grades and recordings in order to document the progress of each student. By making this process easy and automatic for teachers with our new web-based music classroom grading and student tracking product, currently in beta trials, they will likely issue even more SmartMusic assignments. Students then may either share one of the music department computers at school to practice their assignment or they can acquire SmartMusic for use at home. We have priced SmartMusic to make the latter choice affordable, practical and highly desirable.”
About MakeMusic, Inc.
MakeMusic, Inc.® is a world leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic maintains its corporate headquarters in Minneapolis, Minnesota. The Company can be reached at http://www.makemusic.com.
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release relate to our SmartMusic subscription growth and positive operating cash flow. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include, but are not limited to, the market acceptance of our products; our dependence on releasing annual Finale upgrades; the seasonality of our business; the intense competition we face; the rapid technological changes and obsolescence in our industry; other general business and economic conditions; and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
Financial Tables Follow:
-more-

MakeMusic, Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except share and per share data)

	(Unaudited)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Notation revenue	$2,664	$2,476	$9,762	$9,684
SmartMusic revenue	484	341	1,533	1,002
Other revenue	139	162	522	553

NET REVENUE	3,287	2,979	11,817	11,240

COST OF REVENUES	706	596	2,185	2,054

GROSS PROFIT	2,581	2,383	9,632	9,186

OPERATING EXPENSES:
Development expenses	807	744	3,279	2,830
Selling and marketing expenses	1,128	1,051	3,882	3,702
General and administrative expenses	586	915	3,000	3,280

Total operating expenses	2,521	2,710	10,161	9,813

INCOME (LOSS) FROM OPERATIONS	61	(326)	(529)	(626)

Interest income-net	14	6	29	10
Other income (expense)	(12)	0	3	108

Net income (loss) before income tax	63	(320)	(497)	(508)

Income tax	0	0	1	2

Net income (loss )	$63	$(320)	$(498)	$(510)

Income (loss) per common share:
Basic	0.02	(0.09)	(0.14)	(0.15)
Diluted	0.01	(0.09)	(0.14)	(0.15)

Weighted average common shares outstanding:
Basic	3,707,753	3,394,501	3,520,130	3,374,618
Diluted	4,493,305	3,394,501	3,520,130	3,374,618
-more-

MakeMusic, Inc.
Consolidated Balance Sheets
(In thousands of U.S. dollars, except share and per share data)

	December 31
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$2,952	$2,215
Accounts receivable (net of allowance of $15 and $38 as of December 31, 2005 and 2004, respectively)	1,004	830
Inventories	435	332
Prepaid expenses and other current assets	161	241

Total current assets	4,552	3,618

Property and equipment, net	323	250
Capitalized software products, net	471	347
Goodwill, net	3,630	3,630
Intangible assets, net	0	725
Other non-current assets	66	83

Total assets	$9,042	$8,653

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6	$6
Accounts payable	441	494
Accrued compensation	681	1,024
Other accrued liabilities	164	227
Post contract support	181	175
Reserve for product returns	339	203
Current portion of deferred rent	20	0
Deferred revenue	916	697

Total current liabilities	2,748	2,826

Capital lease obligations, net of current portion	9	16
Deferred rent	120	0

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 10,000,000 Issued and outstanding shares – 3,856,654 and 3,419,464 in 2005 and 2004, respectively	39	34
Additional paid-in capital	62,459	61,626
Accumulated deficit	(56,347)	(55,849)
Other comprehensive income	14	0

Total shareholders’ equity	6,165	5,811

Total liabilities and shareholders’ equity	$9,042	$8,653

-more-

MakeMusic, Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	(Unaudited)
	Three	Three	Twelve	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	2005	2004	2005	2004

Operating activities
Net income (loss)	$63	$(320)	$(498)	$(510)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of intangible assets	46	291	725	979
Depreciation and amortization of property, equipment and capitalized software	74	147	325	595
Loss on disposal of property and equipment	21		21
Amortization of deferred compensation	—	43	—	153
Issuance of options and warrants for services	3	4	7	11
Net change in assets and liabilities:
Accounts receivable	1	(162)	(174)	(336)
Inventories	182	10	(103)	(59)
Prepaid expenses and other current assets	73	(42)	105	(34)
Accounts payable	202	123	(53)	77
Accrued liabilities and product returns	(30)	181	(123)	121
Deferred revenue	180	130	218	37

Net cash provided by operating activities	815	405	451	1,034

Net cash used in investing activities
Purchases of property & equipment	(55)	(49)	(255)	(156)
Proceeds from disposal of property and equipment	5		5
Capitalized development and other intangibles	(96)	2	(289)	(132)

Net cash used in investing activities	(146)	(47)	(539)	(288)

Net cash provided by (used in) financing activities
Proceeds from stock options & warrants exercised	551	48	831	62
Payments on long-term debt and capital leases	(2)	(6)	(6)	(60)

Net cash provided by financing activities	549	42	825	2

Net increase in cash and cash equivalents	1,218	400	737	748
Cash and cash equivalents, beginning of period	1,734	1,815	2,215	1,467

Cash and cash equivalents, end of period	$2,952	$2,215	$2,952	$2,215

Supplemental disclosure of cash flow information
Interest paid	0	2	5	2
Income taxes paid	0	2	1	2
####